AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2000
                                           REGISTRATION STATEMENT NO. 333-94891
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER

                          THE SECURITIES ACT OF 1933
                                ---------------
                              YUPI INTERNET INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              FLORIDA                             7375                       65-0796526
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                ---------------
                                 OSCAR L. COEN

                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              YUPI INTERNET INC.
                        830 LINCOLN ROAD, SECOND FLOOR
                          MIAMI BEACH, FLORIDA 33139
                                (305) 604-0366
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                                ---------------
                                  COPIES TO:

        STEPHEN A. HURWITZ, ESQ.             NANCY A. SPANGLER, ESQ.
         WILLIAM B. SIMMONS, ESQ.       PIPER MARBURY RUDNICK & WOLFE LLP
   TESTA, HURWITZ & THIBEAULT, LLP   COMMERCE EXECUTIVE PARK III, SUITE 610
           125 HIGH STREET                 1850 CENTENNIAL PARK DRIVE
        BOSTON, MASSACHUSETTS 02110          RESTON, VIRGINIA 20191
            (617) 248-7000                       (703) 391-7100

                                ---------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after this registration statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This Amendment No. 1 to the Form S-1 Registration Statement is a Part II filing solely to file certain exhibits and make other technical changes. Accordingly, a preliminary prospectus has been omitted.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the common stock offered hereby are as follows:

SEC registration fee ...................................     $45,540
NASD filing fee ........................................     17,750
Nasdaq National Market listing fee .....................        *
Printing and engraving expenses ........................        *
Legal fees and expenses ................................        *
Accounting fees and expenses ...........................        *
Transfer agent and registrar fees and expenses .........        *
Miscellaneous ..........................................        *
                                                             -------
                                                             $    *
  Total ................................................     =======

----------------
Yupi will bear all expenses shown above.
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act and Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws provide for indemnification of Yupi's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of Yupi and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to Yupi's Fourth Amended and Restated Articles of Incorporation and Amended and Restated By-Laws filed as Exhibits 3.02 and 3.04 hereto, respectively.

     The Underwriting Agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of Yupi against certain liabilities, including liabilities under the Securities Act of 1933. Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

     In addition, Yupi has a directors' and officers' liability insurance policy.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since its inception, the registrant has sold the following securities (which have been adjusted to reflect the 1,000-for-1 stock split on December 28, 1998 and the 25-for-1 stock split effected in the form of a stock dividend on May 12, 1999) that were not registered under the Securities Act:

    1. On October 20, 1997, the registrant sold an aggregate of 10,625,000 shares of its common stock to Camilo Cruz and Carlos Cardona at a price of $0.00004 per share for the aggregate purchase price of $425.

    2. On May 27, 1998, July 23, 1998 and November 15, 1998, the registrant sold an aggregate of 2,287,500 shares of its common stock to Ariel Bentata at a price of $0.022 per share for the aggregate purchase price of $50,000.

    3. On November 15, 1998, in connection with the execution of a settlement agreement between the registrant, Craig Doriot, Camilo Cruz, Carlos Cardona and Ariel Bentata, the registrant sold 2,981,250 shares of its common stock to Mr. Doriot.

    4. During the period from November 6, 1998 to February 19, 1999, the registrant sold an aggregate of 742,375 shares of its common stock to 18 investors, including executive officers and directors of the registrant, at a price of $0.6668 per share for the aggregate purchase price of approximately $495,209.

    5. In March 1999, the registrant sold an aggregate of 264,200 shares of its common stock to 13 investors, including executive officers and directors of the registrant, at a price of $1.2528 per share for the aggregate purchase price of approximately $330,066.

    6. On April 23, 1999, the registrant sold (i) 45,620 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. at a price of $21.92 per share for the aggregate purchase price of approximately $999,990 and
        (ii) an aggregate of 223,500 shares of its Class A Convertible Preferred Stock to IFX Online, Inc. and Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $7,000,020.

    7. On May 13, 1999, the registrant sold 95,785 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $3,000,000.

    8. On July 12, 1999 and July 28, 1999, the registrant sold an aggregate of 31,928 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000.

    9. On August 2, 1999, the registrant sold 31,929 shares of its Class A Convertible Preferred Stock to Interprise Technology Partners, L.P. at a price of $31.32 per share for the aggregate purchase price of approximately $1,000,000.

    10. On August 25, 1999, the registrant issued an aggregate of 261,765 shares of its common stock to the former shareholders of Proveedora de Servicios para Red Bogota.com Ltda. as partial consideration for the purchase of all of the outstanding share capital of such company.


    11. On October 1, 1999, the registrant agreed to sell an aggregate of 1,944 shares of its common stock to the owners of certain assets relating to the Internet domain www.claqueta.com as partial consideration for the purchase of those assets. These shares were subsequently issued on November 15, 1999.


    12. On October 27, 1999, the registrant sold an aggregate of 2,955,016 shares of its Class B Convertible Preferred Stock to Sony Corporation of America at a price of $11.60 per share for the aggregate purchase price of $34,300,000 consisting of $5 million in cash and the obligation to perform future services valued by the parties at $29,300,000.

    13. On November 5, 1999, the registrant sold an aggregate of 5,858,698 shares of its Class C Convertible Preferred Stock to 20 investors at a price of $11.50 per share for the aggregate purchase price of approximately $67,375,044, consisting of $64,375,044 in cash and $3,000,000 in retired debt.

    14. On November 29, 1999, the registrant issued an aggregate of 37,397 shares of its common stock to the shareholders of La Cosa Interactive S.R.L. as partial consideration for the registrant's purchase of all of the outstanding share capital of such company.

    15. During the period from June 1, 1998 to December 31, 1999, the registrant granted, net of forfeited options, options to purchase an aggregate of 9,289,514 shares of the registrant's common stock with exercise prices ranging from $0.0001 to $8.00 per share.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering and/or Regulation D and/or Regulation S under the Securities Act and/or Rule 701 under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.


   EXHIBIT NO.                                            DESCRIPTION
   -----------                                            -----------
        1.01 x     Form of Underwriting Agreement.
  3.01/dagger/     Third Amended and Restated Articles of Incorporation of Yupi, as amended.
  3.02/dagger/     Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering.
        3.03 x     By-laws, as amended, of Yupi.
  3.04/dagger/     Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering.
  4.01/dagger/     Specimen Certificate for shares of Yupi's Common Stock.
  5.01/dagger/     Legal Opinion of Steel Hector & Davis LLP.
       10.01*x     Yupi Internet Inc. Stock Incentive Plan.
       10.02 x     Standard Office Lease dated September 22, 1999 by and between Yupi Internet Inc. and
                   Marina Glencoe, LLC.
       10.03 x     Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
       10.04 +     Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                   Corporation of America.
       10.05 x     Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
       10.06 x     Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                   Beach Tristar LLC.
       10.07 +     Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                   Corporation and Yupi Internet Inc.
       10.08 x     Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                   Inc.
       10.09 x     Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.
       10.10 x     Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                   Inc.
       10.11 x     Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
       10.12 x     Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
       10.13 x     Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                   Internet Inc.
       10.14 x     Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                   Internet Inc.
       10.15 x     Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                   Inc.
       10.16 x     Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                   Inc.
       10.17 x     Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                   Internet Inc.
       10.18       Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                   de Internet, S.L.
       10.19 +     Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                   America Incorporated.
       21.01 x     Subsidiaries.
 23.01/dagger/     Consent of Testa, Hurwitz & Thibeault, LLP.
 23.02/dagger/     Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)

 EXHIBIT NO.                        DESCRIPTION
 -----------                        -----------
     23.03x     Consent of PricewaterhouseCoopers LLP.
     23.04x     Consent of PricewaterhouseCoopers Auditores, S.L.
     23.05x     Consent of Price Waterhouse.
     24.01x     Power of Attorney (See page II-5).
     27.01x     Financial Data Schedule.
     27.02x     Financial Data Schedule.
     27.03x     Financial Data Schedule.


----------------

* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to
  Rule 406 promulgated under the Securities Act of 1933, as amended.
x Previously filed.


     (b) Financial Statement Schedules.

     All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes (1) to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment to the Registration Statement (File No. 333-94891) to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on February 23, 2000.


                                    YUPI INTERNET INC.

                                    By: /s/ OSCAR L. COEN
                                       -----------------------------
                                            Oscar L. Coen
                                            President, Chief Executive Officer
                                            and Director


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.





             SIGNATURE                                TITLE(S)                          DATE
             ---------                                --------                          ----

/s/  OSCAR L. COEN                    President, Chief Executive Officer and     February 23, 2000
-----------------------------         Director (Principal Executive Officer)
        Oscar L. Coen

/s/  *                                Senior Vice President, Chief Financial     February 23, 2000
------------------------------        Officer and Treasurer (Principal
        Luis E. San Miguel
                                      Financial and Accounting Officer)
/s/  *                                Director                                   February 23, 2000
-----------------------------
        Ariel Bentata

/s/  *                                Director                                   February 23, 2000
-----------------------------
        Carlos Cardona

/s/  *                                Director                                   February 23, 2000
-----------------------------
     Juan Carlos Campuzano

/s/  *                                Director                                   February 23, 2000
-----------------------------
        Camilo Cruz

/s/  *                                Director                                   February 23, 2000
-----------------------------
        Fred Ehrlich

/s/  *                                Director                                   February 23, 2000
-----------------------------
        David R. Parker

* By: /s/ OSCAR L. COEN
-----------------------------
          Oscar L. Coen
          Attorney-in-Fact


                                 EXHIBIT INDEX


  EXHIBIT NO.                                           DESCRIPTION
  -----------                                           -----------
1.01 x           Form of Underwriting Agreement.
3.01/dagger/     Third Amended and Restated Articles of Incorporation of Yupi, as amended.
3.02/dagger/     Form of Fourth Amended and Restated Articles of Incorporation of Yupi, to be filed after the closing of this offering
3.03 x           By-laws, as amended, of Yupi.
3.04/dagger/     Form of Amended and Restated By-laws of Yupi, to be effective after the closing of this offering
4.01/dagger/     Specimen Certificate for shares of Yupi's Common Stock.
5.01/dagger/     Legal Opinion of Steel Hector & Davis LLP.
10.01* x         Yupi Internet Inc. Stock Incentive Plan.
10.02 x          Standard Office Lease dated September 22, 1999 by and between Yupi Internet Inc. and
                 Marina Glencoe, LLC.
10.03 x          Second Amended and Restated Registration Rights Agreement dated November 5, 1999.
10.04 +          Letter Agreement dated October 27, 1999 by and between Yupi Internet Inc. and Sony
                 Corporation of America
10.05 x          Lease dated October 11, 1999 by and between Yupi Internet Inc. and 1688 Partners Ltd.
10.06 x          Lease Agreement dated April 22, 1999 by and between Yupi Internet Inc. and South
                 Beach Tristar LLC.
10.07 +          Value-Added Link Agreement dated July 20, 1999 by and between AltaVista Equipment
                 Corporation and Yupi Internet Inc.
10.08 x          Unsecured Promissory Note dated April 28, 1999 by Jacqueline O'Brien to Yupi Internet
                 Inc.
10.09 x          Unsecured Promissory Note dated April 28, 1999 by Carlos Cardona to Yupi Internet Inc.
10.10 x          Unsecured Promissory Note dated April 28, 1999 by Marlena Delgado to Yupi Internet
                 Inc.
10.11 x          Unsecured Promissory Note dated April 28, 1999 by Oscar Coen to Yupi Internet Inc.
10.12 x          Unsecured Promissory Note dated October 27, 1999 by Rudy Vila to Yupi Internet Inc.
10.13 x          Unsecured Promissory Note dated November 24, 1999 by Victor Gutierrez to Yupi
                 Internet Inc.
10.14 x          Unsecured Promissory Note dated November 24, 1999 by Gustavo Morles to Yupi
                 Internet Inc.
10.15 x          Unsecured Promissory Note dated November 30, 1999 by Jose Luque to Yupi Internet
                 Inc.
10.16 x          Unsecured Promissory Note dated November 30, 1999 by Rodolfo Vila to Yupi Internet
                 Inc.
10.17 x          Unsecured Promissory Note dated December 23, 1999 by Damaris Valero to Yupi
                 Internet Inc.
10.18            Promissory Note dated August 6, 1999 by Yupi Internet Inc. to Planificacion y Estrategia
                 de Internet, S.L.
10.19 +          Letter Agreement dated November 4, 1999 by and between Yupi Internet Inc. and News
                 America Incorporated.

   EXHIBIT NO.                                 DESCRIPTION
   -----------                                 -----------
21.01 x             Subsidiaries.
23.01/dagger/       Consent of Testa, Hurwitz & Thibeault, LLP.
23.02/dagger/       Consent of Steel Hector & Davis LLP (contained in Exhibit 5.01)
23.03 x             Consent of PricewaterhouseCoopers LLP.
23.04 x             Consent of PricewaterhouseCoopers Auditores, S.L.
23.05 x             Consent of Price Waterhouse.
24.01 x             Power of Attorney (See page II-5).
27.01 x             Financial Data Schedule.
27.02 x             Financial Data Schedule.
27.03 x             Financial Data Schedule.


----------------

* Indicates a management contract or any compensatory plan, contract or arrangement.
/dagger/ To be filed by amendment.
+ Confidential treatment has been requested as to omitted portions pursuant to
  Rule 406 promulgated under the Securities Act of 1933, as amended.
x Previously filed.